RxMM Health Limited and Players Network Inc.

Definitive funding agreement

This agreement between RxMM Health Limited referred to in this agreement as the “Investor” or “RxMM” with its corporate offices located at 45 Ventnor Avenue West Perth 6005 Australia, and Players Network Inc. referred to in this agreement as the “Company” with it corporate offices located at 1771 East Flamingo Road, Suite 201a, Las Vegas, Nevada 89119 sets forth certain understandings and certain binding terms that were contained in the executed LOI dated April 21, 2016, and are being formalized in this Definitive Agreement relative to the transactions that were contemplated therein.

The following numbered paragraphs of this Letter (collectively, the “Binding Provisions”) reflect our mutual understanding of the matters contained in them. Each Party acknowledges that these provisions may become Nonbinding Provisions under the terms of this agreement if the referenced Debenture and Warrant agreements are not completed, and as of now they are not intended to create or constitute any legally binding obligation until such time. Neither Party shall have any liability to any Party with respect to the matters discussed in this Definitive Agreement and other related documents (the “Definitive Agreements”) including the fully executed Convertible Debenture as well as a Warrant Agreement prepared, authorized, executed and delivered by all Parties.

1.	Basic Transaction. The transaction will involve a total investment of $2,500,000 to be invested into Players Network in the form of a Convertible Note Debenture. and in consideration of such investment RxMM will receive warrants as an Establishment Fee (Collectively, the “Transaction”) and that any portion when exercised will off-set and be credited as payment on the balance of the Note to the extent of the amount exercised, thus reducing the principal owed on the note pro-rata, and also a payable percentage of revenue of PNTV reduced with the same pro-rata until the Note is either paid back or converted to equity.

a.	Upon closing the Transaction of the full investment based on the Investment Schedule (Exhibit A) until such time the Debenture is converted or paid off, RxMM will be entitled 20% of all Adjusted Gross revenue and 20% of the Gross Income generated by the Company through any of its medical marijuana holdings or its Media Platform or others sources as determined by PNTV. Revenues include but are not limited from; Green Leaf Farms Holdings (GLFH), Weed TV or any other platform licensee. Excluded from such Revenues are the potential settlement from PNTV’s Comcast lawsuit and any professional and/or management services. The Adjusted Gross Revenue is defined as all revenues after deduction of the direct cost associated with the good and services and commissions, but before taxes. If the note is partially paid off, the percentage of revenue shares will be pro-rated and reduced to represent the percentage of revenue sharing based on the balance of the note.

b.	Payments to PNTV representing tranches of funding as received by PNTV according to The Convertible Debenture will mature in 24 months after the full investment is realized as outlined in the Investment Schedule (Exhibit A).

c.	The Company will grant RxMM 50,000,000 warrants as an Establishment Fee as per the Warrant Schedule in (Attachment C) upon signing of the Definitive Agreement and such warrants will vest according to the Warrant Schedule.

d.	The Adjusted Gross Revenue is defined as all revenues after deduction of the direct cost associated with the goods and services and commissions, management excluding taxes and overhead of the corporation form revenue directly generated by the Company, but not the Company’s subsidiaries which is based on Gross Income.

e.	The Gross Income is defined as 100% of all the money distributed to Company by any of it subsidiaries. For Example; if the company is distributed $1,000,000 in Gross Income through any of its subsidiaries to the Company, the investor will receive $200,000 of that Income.

2.	Other Conditions

a.	The Company will utilize its available resources to provide marketing services to RxMM that may include up to 10 Dispensaries, Cultivation, Products and Technology for a period of 3 years from the closing of this Definitive Agreement at a cost based on the pass through of actual cost to PNTV.

b.	This includes setting up digital channels for the RxMM’s various holdings on the WeedTV.com platform, with all professional services rendered as a pass through at their actual cost. These services include, but are not limited; to production, marketing and distribution services of content as outlined in the LOI at a 50% discount.

c.	All press releases will be mutually agreed prior to release, however no information in a release will be unreasonably withheld and will comply with Forward Looking Statement disclosures.

3.	Due Diligence Period. RxMM has requested and received all documents related to this transaction and is fully satisfied with due diligence review of the business, financial statements, assets and prospects of the Company and the Entities from the date of the Letter of intent until the finalization of the Transaction Definitive Agreement (the “Due Diligence Period”).

4.	Minority Protection Rights.

a.	RxMM will have the right to appoint a qualified representative; in this capacity, he or she will serve as a Board Member of PNTV for a period that lasts through the debenture agreement.

b.	RxMM will have the right to recommend a Cultivation Manager to be appointed providing that the recommended person has the necessary qualifications, GLFH agrees to employ such person.

5.	Contingencies

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In addition to the execution and delivery of the Definitive Agreements, Debenture Agreement, and the Warrant Agreement, the following are RxMM’s key conditions to finalizing the Transaction:

a.	Receipt of all material third-Party consents;

b.	Completion of a customary due diligence review of the business, financial statements, assets and prospects of the entities and the PNTV during the Due Diligence Period;

c.	The absence of any material adverse change in the financial condition, sales, assets or operations of the business of the Company from the date of this Letter through the date of closing;

d.	That the Company will own or have rights to the assets required for the conduct of the business of the Company as are currently operating and are expected to be conducted in the future; and

e.	Approval of the transaction by its Board of Directors

The following are PNTV’s key conditions to closing the Transaction:

a.	Receipt of the approval of the Company’s Board of Directors to the Transaction; and

b.	The execution and delivery of the Definitive Agreements, Debenture Agreement, and the Warrant Agreement.

6.	First Right of Refusal Agreements. The Parties, as well as such other personnel that may be identified as other projects, have or will execute and deliver appropriate mutual non-competition (NDA) agreements and first right of refusal agreements on further financing opportunities in favor of PNTV that work for both Parties on or before the closing.

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7.	Default. If either Party defaults in its obligations set forth herein, then the other Party upon serving First Notice to the defaulting Party demanding that such default be cured within 30 days, and such default then remains uncured, then the Party serving the First Notice shall have the right to terminate this agreement upon a Second Notice being served on the Defaulting Party.

7.a. If the Company defaults the price of the warrants will decrease by 1 cent (.01) per warrant on all warrant schedules for every 30 days that the company remains in default. It is agreed that there is no default by the company if RxMM fails to provide full funding. Defaults include; if the Company does not launch its channel and agree to provide marketing services within 60 days of the period of time requested by RXMM but not before the completion of the IPO. RXMM’s marketing team and management will be required to assist in the forming of such channel by supplying content and insight that reflects its Brand, and;

7.b. Fails to allow RxMM to use its Weed TV database to assist in marketing the RxMM brands and affiliates from said period of time.

7.c. In regard to timely distribution of its 20% revenue sharing, RxMM will receive disbursements within 30 days from the close of each quarterly audit until the date the Debenture is paid off. If the disbursement is not paid with in 30 days, it shall constitute a default. If there are no revenues to disburse, there is no default

7.g. Fails to comply with SEC and FINRA reporting requirements or fails to deliver notices to participate in any Nevada MME opportunity that the company creates.

8.	Potential Joint Ventures. The Parties agree to enter into a joint venture or other commercially structured arrangements with the intention to acquire or apply for medical marijuana dispensary licenses and operate such businesses subject to mutually agreed terms and conditions. It has been agreed that the branding of the dispensary businesses will be under RxMM’s lifestyle retail formula and national brand. Such joint ventures may include third parties but will be approached in goodwill and fair dealings manner for the betterment of the Company’s shareholders.

9.	Both parties agree to remain compliant with the SEC rules and regulations

10.	RxMM shall have the right to request independent accounting, right to audit, using GAPP procedures; audit to be paid for by party requesting the audit.

11.	Both parties will work with best efforts to assist the other party in building their business. Whenever there is need for goods, services, distribution, marketing, product extensions or business development that the other party is capable of providing, the party seeking assistance will provide the other party a first look at any opportunities in their respective markets.

ADDITIONAL PROVISIONS

A.	REPRESENTATIONS, WARRANTIES, AND CONDITIONS

1.	SELLER

Seller does hereby represent and warrant to Purchaser, as a material inducement to enter into this Agreement, that to the best of its knowledge and belief of management at the present time:

(a) The conduct of the business of PNTV is in full compliance with all applicable Federal, State and local governmental statutes, rules, regulations, ordinances and decrees;

(b) Upon the exercise of Warrants and issuance of the underlying Shares, Purchaser will become the owner of record of up to 50,000,000 shares of PNTV issued and outstanding Capital Stock.

(c) The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not require the consent, authority or approval of any other person or entity except such as has been obtained;

2.	PURCHASER

Purchaser hereby represents, warrants, covenants and acknowledges that with respect to shares purchased hereunder not covered by a covenant to register, that:

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(a) The shares are being conveyed in compliance with the applicable provisions of Rule 144 without registration and under the provisions of Section 5 of the Securities Act of 1933, as amended (the “Act”) pursuant to exemptions provided pursuant to Sections 3(b), 4(2) or 4(6) thereof;

(b) The purchaser is acquiring the shares for investment purposes and without a view towards further sale or distribution.

B. GENERAL PROVISIONS

1. ENTIRETY

This Agreement together with the instruments referred to herein, contains all of the understandings and agreements of the parties with respect to the subject matter discussed herein. All prior agreements whether written or oral are merged herein and shall have no force and effect.

2. SURVIVAL

The several representations, warranties and covenants herein shall survive the execution hereof and shall be effective regardless of any investigation that may have been made or may be made by or on behalf of any party. The Seller covenants that it has not failed to disclose any material fact or circumstance to Purchaser, which if known to the Purchaser prior to or during this transaction would alter the Purchaser’s decision as to if or in what manner the Purchaser would acquire the subject shares from Seller.

3. SEVERABILITY

If any provision of this Agreement or any application of such provision to any person or circumstance shall be held invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby.

4. GOVERNING LAW

This Agreement shall be construed in accordance with the laws of the State of Nevada.

5. LITIGATION

In the event disputes arise from a difference of interpretation of or failure of either party to perform under the terms of this Agreement, such disputes shall not be subject to litigation but submitted to binding arbitration for final settlement. For the purpose of this Agreement, any damages and costs arising from such disputes awarded to the prevailing party shall include attorney and arbitration costs in the aggregate.

6. BENEFIT OF AGREEMENT

The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties, their successors, estate, heirs and legatees. Notwithstanding anything contained herein elsewhere, no portion of this Agreement or any rights granted thereunder may be assigned, transferred or hypothecated by Purchaser without the prior written consent of Seller.

8. FURTHER ASSURANCES

The parties agree to do, execute, acknowledge and deliver (or cause to done, executed, acknowledged or delivered) and to perform all such acts and deliver all such deeds, assignments, transfers, conveyances, powers of attorney, assurances, stock certificates and other documents, as may, from time to time, be required herein to effect the intent and purpose of this agreement.

9. TERMINATIONS

In the event that both parties fail to complete the terms and conditions of the Agreement, then this Agreement shall be deemed terminated and void as between the parties with no party having any rights or liabilities against the other. The term of this agreement shall not exceed five years from the date of execution hereof. Notwithstanding anything to the contrary contained in this agreement, the Binding Provisions will terminate by mutual written consent of the Parties, provided that the termination of the Binding Provisions shall not affect the liability of a Party for breach of any of the Binding Provisions prior to the termination. Upon termination of the Binding Provisions, the Parties shall have no further obligations hereunder, except as stated in Paragraphs 11.b, c and d below, which shall survive any such termination.

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10. AMENDMENT

No modification, waiver, amendment discharge or change of this Agreement shall be valid unless same is evidenced by a written instrument subscribed by both parties to this Agreement.

11. NOTICES

a. All notices demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given on the first business day after mailing by United States registered or certified mail, return receipt requested, postage prepaid and addressed as follows:

TO PURCHASER:

RxMM Health Limited
45 Ventnor Avenue
West Perth, 6005 Australia,

TO SELLER:

Players Network Inc.
1771 East flamingo Road
Suite 201a
Las Vegas, Nevada 89119

b. Disclosure. Except as and to the extent required by law, without the prior written consent of all other Parties, no Party hereto shall, and each shall direct its representatives not to directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of discussions regarding a possible Transaction between the Parties or any of the terms, conditions or other aspects of the transactions proposed in this LOI.

c. Confidentiality. Except as and to the extent required by law, no Party shall disclose or use, and it shall cause its representatives not to disclose or use, any and all information, documents or other proprietary information obtained by one Party (or its representatives) from any other Party (or its representatives) (collectively, the “Confidential Information”) in any manner other than in connection with such Party’s evaluation of the transactions proposed in this LOI. For purposes of this paragraph, “Confidential Information” does not include information that the disclosing Party can demonstrate (1) is generally available to or known by the public other than as a result of improper disclosure by the disclosing Party, or (2) is obtained by the disclosing Party from a source other than a Party hereto, provided that each source was not bound by a duty of confidentiality with respect to such information. If the Binding Provisions are terminated pursuant to Paragraph H below, each Party shall promptly return any Confidential Information in its possession to the appropriate Party.

d. Costs. Each Party hereto shall be responsible for and shall bear all of its own costs and expenses incurred in connection with the proposed Transaction.

e. Assignment. Neither the Company nor the Investors may assign their rights under this LOI (and under any of the Definitive Agreements) to anyone without the prior consent of the other Party.

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If the foregoing is acceptable to you in principal, please sign and date this Definitive Agreement in the space provided below to confirm the mutual agreements set forth in the Binding Provisions and return a signed copy to the undersigned on or before July 25th 2016.

Dated: August 15th, 2016

Accepted by:

Company	Player’s Network, Inc.

	By:	/s/ Mark Bradley
	Name:	Mark Bradley
	Its:	Chief Executive Officer

Investor	RxMM Health Limited

	By:	/s/ Ross Lyndon-James
	Name:	Ross Lyndon-James
	Its:	Chief Executive Officer

Attachments:

Attachment A – Debenture Agreement

Attachment B – Warrant Agreement

Exhibits:

Exhibit A – Investment Schedule to PNTV

Exhibit B – Warrant Schedule

Exhibit C – Conversion Rights

Exhibit D – Use of Proceeds

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EXHIBIT A

Investment Schedule to PNTV

Below is the Investment Schedule from RxMM to PNTV:

1.	Upon signing this LOI, $25,000 paid to Players Network Inc.

2.	Within 14 days of signing this LOI $125,000 paid to Players Network Inc.

3.	Upon Signing Definitive Agreement $350,000, not to exceed 30 days on a “best efforts” basis.

4.	60 days after signing the Definitive Agreement $2,000,000 on a mutually agreed draw down schedule on a “best efforts” basis.

EXHIBIT B

Warrant Schedule

RxMM will be granted with the following warrants, which shall be issued at each funding milestone amount described in the table below. The warrant exercise price is defined in the table below and the timing of exercise shall be tied to the Company’s share price based on a fourteen-day (14) trailing average basis.

RxMM reserves the right to convert part or the entire debenture into the warrant exercise price with any residual balance including interest to be repaid by the Company at Term.

The Warrants are callable if the stock averages 200% of the warrant strike price for any thirty days (30) trading period. As an example, if the stock is trading at 0.10 the Company can call the .0.05 warrants. RxMM would then have 10 days to exercise these warrants. After exercise of all warrants below and remaining principal and accrued interest could be converted into stock at a 25% discount to market and any excess over the amount of interest will be paid in cash.

Debenture Funding Milestone	Warrants & Exercise Price Details
$400,000	10 million at $0.05 for 2 years
$401,000 - $800,000	15 million at $0.06 for 2 years
$800,001 - $1,600,000	15 million at $0.07 for 2 years
$1,600,001 - $2,500,000	10 million at $0.08 for 2 years

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EXHIBIT C

Conversion Rights

[Insert here]

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EXHIBIT D

Use of Proceeds

Exhibit D is a general use of proceeds of $2,500,000 and subject to be adjusted depending on other financing and capital sources.

Use of Proceeds

PNTV Corporate
General overhead	$150,000
Debt reduction	$150,000
Weed TV Launch
Platform development	$50,000
Sales team	$125,000
Advertising	$50,000
New content	$75,000
Customer service	$50,000
Membership services	$50,000
Technical support	$50,000
Management	$50,000

Green Leaf Farms	$1,700,000

Phase # 1 construction	$650,000
Lighting
HVAC	$250,000
Water purification	$125,000
Other supplies	$40,000
Extractions equip.	$30,000
General overhead	$80,000
Payroll	$150,000
Licenses fee	$125,000
Professional fee	$75,000
Security equipment	$75,000
Other equipment	$55,000
Office equipment	$20,000
Contingency	$100,000

Total	$2,500,000